                                                                    EXHIBIT 99.A

INLAND STEEL INDUSTRIES THRIFT PLAN
       FINANCIAL STATEMENTS
        DECEMBER 31, 1994

                      INLAND STEEL INDUSTRIES THRIFT PLAN

                         INDEX TO FINANCIAL STATEMENTS

                                                                     Page
                                                                     ----
          Report of independent accountants                          1-2

          Financial statements:

              Statements of net assets available
               for plan benefits at December 31,
               1994 and 1993                                           3

              Statement of changes in net assets
               available for plan benefits for the
               year ended December 31, 1994                            4

              Statement of changes in net assets
               available for plan benefits for the
               year ended December 31, 1993                            5

              Notes to financial statements                         6-16

                       REPORT OF INDEPENDENT ACCOUNTANTS

June 19, 1995

To the Board of Directors of
Inland Steel Industries, Inc.
and the Participants in the
Inland Steel Industries
Thrift Plan

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the net assets available for plan benefits of the Inland Steel Industries Thrift Plan at December 31, 1994 and 1993, and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 3 to the financial statements, the Plan maintains an unallocated investment contract with Mutual Benefit Life Insurance Company. In July 1991, the New Jersey Commissioner of Insurance obtained court approval to place that insurance company in state rehabilitation, thereby seizing its assets and suspending further policy withdrawals and redemptions pending completion of a rehabilitation plan. In November 1993, a rehabilitation plan was approved by the courts. In accordance with the rehabilitation plan, in March 1994, certain participants of the plan elected to withdraw their proportionate interests in the Mutual Benefit investment contract at a rate of 55 percent of original contract value, plus accrued interest. The loss incurred as a result of these withdrawals has been recorded in the accompanying financial statements in 1993. Because the Plan expects to ultimately fully realize the remaining portion of the Mutual Benefit investment contract, no provision for any reduction of the carrying value of the contract related to participants who did not elect to withdraw from the contract has been made in the accompanying financial statements.

As discussed in Note 4 to the financial statements, the Plan maintains an unallocated insurance contract with Confederation Life Insurance Company. In August 1994, the Canadian and Michigan insurance regulatory authorities filed an order of rehabilitation against that insurance company, thereby seizing its assets pending completion of a rehabilitation plan. The amount of any potential loss relating to this contract cannot be determined at present. No provision for any potential reduction of the principal amount of the contract or accrued interest for the year ended December 31, 1994 has been made in the accompanying financial statements.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The Fund Information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                          PRICE WATERHOUSE LLP

                     INLAND STEEL INDUSTRIES THRIFT PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN
                    BENEFITS AT DECEMBER 31, 1994 AND 1993


                                                                            1994            1993
                                                                            ----            ----
        Assets
        ------
Investments:
  Inland Steel Industries Common Stock Fund:
    Inland Steel Industries common stock
      (635,609 shares and 606,460, respectively)                       $ 22,325,766     $ 20,240,603
    Cash                                                                    855,098          871,386
                                                                       ------------     ------------
                                                                         23,180,864       21,111,989
                                                                       ------------     ------------
  Inland Steel Industries Series E ESOP
    Shares allocated to participants
      (1,034,800 shares and 804,830 shares
      at December 31, 1994 and 1993, respectively)                       50,285,098       39,109,856
    Unallocated shares (2,067,753 shares
      and 2,309,740 shares at December 31,
      1994 and 1993, respectively)                                      100,480,381      112,239,509
                                                                       ------------     ------------
                                                                        150,765,479      151,349,365
                                                                       ------------     ------------
  Stable Value Fixed Income Fund:
    Unallocated insurance contracts                                     251,542,074      240,325,250
    Pooled investment funds                                               8,590,711       10,711,817
                                                                       ------------     ------------
                                                                        260,132,785      251,037,067
                                                                       ------------     ------------

  Mutual Benefit Fund (Note 3)                                           13,013,878       18,364,180

  Fidelity U.S. Equity Index Portfolio                                   35,501,255       38,019,060

  Fidelity Retirement Government Money Market                             5,360,201        5,905,300

  Fidelity Asset Manager                                                 55,075,936       61,470,781

  Fidelity Magellan Fund                                                 46,305,051       42,615,950
                                                                       ------------     ------------
    Total investments                                                   589,335,449      589,873,692
                                                                       ------------     ------------
Loans receivable from participants                                       13,388,965       14,047,087
Employer contributions receivable                                            14,317          269,460
Cash held by ESOP Trust (Note 6)                                          5,942,839        5,827,871
Cash                                                                           -              37,862
                                                                       ------------     ------------

        Total assets                                                    608,681,570      610,055,972
                                                                       ------------     ------------
        Liabilities
        -----------

Notes Payable of ESOP Trust (Note 6)                                    123,563,123      131,250,460
Interest payable                                                          5,260,614        5,565,581
Accrued administrative expenses                                              30,228           99,737
                                                                       ------------     ------------
        Total liabilities                                               128,853,965      136,915,778
                                                                       ------------     ------------
Net assets available for plan benefits                                 $479,827,605     $473,140,194
                                                                       ============     ============

       The accompanying notes are an integral part of these statements.

                     INLAND STEEL INDUSTRIES THRIFT PLAN

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
          WITH FUND INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                Retirement
                                      Mutual             Stable Value           Government                           U.S. Equity
                                      Benefit            Fixed Income          Money Market           Asset            Index
                                       Fund                  Fund               Portfolio            Manager          Portfolio
                                       ----                  ----                ---------           -------          ---------
Sources of net assets:
  Employee contributions                 -               $ 6,354,340            $ 275,937          $ 3,403,046      $ 2,266,789
  Employer contributions                 -                     -                    -                   -                -
  Interfund transfers               $(5,852,078)           8,405,693             (299,572)          (2,792,430)      (3,338,557)
  Loan principal repayments              -                 3,101,227              121,787            1,279,185          876,053
  Investment income
    Interest and dividend income        501,776           16,706,303              213,253            2,263,509        1,121,264
    Realized gain (loss)                 -                     -                    -                 (628,338)         (73,883)
    Unrealized gain (loss)               -                     -                    -               (5,745,401)        (668,582)
                                    -----------          -----------            ---------          -----------      -----------
      Total investment income           501,776           16,706,303              213,253           (4,110,230)         378,799
                                    -----------          -----------            ---------          -----------      -----------
Total sources of net assets          (5,350,302)          34,567,563              311,405           (2,220,429)         183,084
                                    -----------          -----------            ---------          -----------      -----------
Application of net assets:
  Withdrawals                            -                21,970,431              775,951            3,046,867        1,833,365
  Loans issued                           -                 3,399,117               80,392            1,126,249          866,575
  Interest expense - Notes payable       -                     -                    -                   -                -
  Management fees                        -                   102,297                  161                1,300              949
                                    -----------          -----------            ---------          -----------      -----------
Total application of net assets          -                25,471,845              856,504            4,174,416        2,700,889
                                    -----------          -----------            ---------          -----------      -----------
Increase (decrease) in net assets   $(5,350,302)         $ 9,095,718            $(545,099)         $(6,394,845)     $(2,517,805)
                                    ===========          ===========            =========          ===========      ===========
Net assets available for plan
  benefits:

    Beginning of year

    End of year


                                                                                   ESOP
                                                             Common              Preferred
                                    Magellan                 Stock                 Stock              Loan
                                      Fund                   Fund                   Fund              Fund             Total
                                      ----                   ----                  -----              ----             -----
Sources of net assets:
  Employee contributions            $3,458,279            $  279,931                 -                  -           $ 16,038,322
  Employer contributions                -                    374,422            $ 9,063,861             -              9,438,283
  Interfund transfers                3,464,099               786,791               (373,946)            -                 -
  Loan principal repayments          1,291,355               120,637                 -             $(6,790,244)           -
  Investment income
    Interest and dividend income     1,804,977                  -                11,104,569             -             33,715,651
    Realized gain (loss)              (327,807)              587,463                 -                  -               (442,565)
    Unrealized gain (loss)          (2,348,390)              966,953                 -                  -             (7,795,420)
                                    ----------            ----------            -----------        -----------      ------------
      Total investment income         (871,220)            1,554,416             11,104,569             -             25,477,666
                                    ----------            ----------            -----------        -----------      ------------
Total sources of net assets          7,342,513             3,116,197             19,794,484         (6,790,244)       50,954,271
                                    ----------            ----------            -----------        -----------      ------------
Application of net assets:
  Withdrawals                        2,484,943               895,909              1,807,071            647,129        33,461,666
  Loans issued                       1,159,560               147,358                 -              (6,779,251)           -
  Interest expense - Notes payable      -                       -                10,678,869             -             10,678,869
  Management fees                        8,909                 4,055                  8,654             -                126,325
                                    ----------            ----------            -----------        -----------      ------------
Total application of net assets      3,653,412             1,047,322             12,494,594         (6,132,122)       44,266,860
                                    ----------            ----------            -----------        -----------      ------------
Increase (decrease) in net assets   $3,689,101            $2,068,875            $ 7,299,890        $  (658,122)        6,687,411
                                    ==========            ==========            ===========        ===========
Net assets available for plan
  benefits:

    Beginning of year                                                                                                473,140,194
                                                                                                                    ------------
    End of year                                                                                                     $479,827,605
                                                                                                                    ============

       The accompanying notes are an integral part of these statements.

                      INLAND STEEL INDUSTRIES THRIFT PLAN

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
           WITH FUND INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1993




                                            Fixed                                                         Retirement
                                           Income           Equity          Mutual     Stable Value        Government
                                         Investment       Investment       Benefit     Fixed Income       Money Market
                                            Fund             Fund           Fund            Fund           Portfolio
                                            ----             ----           ----           -----           ---------
Sources of net assets:
  Employee contributions                 $  6,483,853     $ 1,533,955     $     -        $  3,494,655      $  119,541
  Employer contributions
  Interfund transfers                       1,391,586       2,003,102       (327,523)     (94,646,313)      6,071,980
  Conversion transfers (Note 1)          (341,592,856)    (39,316,119)                    341,592,856
  Investment income
    Interest and dividend income           10,996,834         108,945      1,890,221        9,467,127          50,423
    Realized gain                                           2,653,195
    Unrealized gain (loss)
                                         ------------     -----------     ----------     ------------      ----------
      Total investment income              10,996,834       2,762,140      1,890,221        9,467,127          50,423
                                         ------------     -----------     ----------     ------------      ----------
      Total sources of net assets        (322,720,583)    (33,016,922)     1,562,698      259,908,325       6,241,944
                                         ------------     -----------     ----------     ------------      ----------
Application of net assets:
  Withdrawals                              21,391,710          394,995                      8,621,658         358,350
  Forfeited shares withdrawn from
   the Plan (Note 1)
  Interest expense - Notes payable
  Management fees                              34,308           64,199                        116,895              38
  Loss on opt-out election (Note 3)                                        4,598,422
                                         ------------     ------------    ----------     ------------      ----------
      Total applications of net
       assets                              21,426,018          459,194     4,598,422        8,738,553         358,388
                                         ------------     ------------    ----------     ------------      ----------
Increase (decrease) in net assets
 available for plan benefits            $(344,146,601)    $(33,476,116)  $(3,035,724)    $251,169,772      $5,883,556
                                         ============     ============    ==========     ============      ==========
Net assets available for plan
 benefits:
  Beginning of year

  End of year

                                                                                                             ESOP
                                                          U.S. Equity                      Common          Preferred
                                             Asset           Index         Magellan         Stock            Stock
                                            Manager        Portfolio         Fund            Fund             Fund          Total
                                            -------        ---------         ----            ----             ----          -----
Sources of net assets:
  Employee contributions                 $  1,518,503      $ 1,195,175    $ 1,434,802    $  207,693    $        -       $ 15,988,177
  Employer contributions                                                                    372,840       8,213,009        8,585,849
  Interfund transfers                      56,591,158       (3,999,405)    40,714,018    (6,982,654)       (815,949)            -
  Conversion transfers (Note 1)                             39,316,119                                                          -
  Investment income
    Interest and dividend income            2,375,531          857,950      2,353,419         8,266      10,986,638       39,095,354
    Realized gain                             316,176        1,151,047        378,532       136,758                        4,635,708
    Unrealized gain (loss)                  1,476,019            2,120     (2,028,141)    7,213,153                        6,663,151
                                         ------------      -----------    -----------    ----------     -----------     ------------
      Total investment income               4,167,726        2,011,117        703,810     7,358,177      10,986,638       50,394,213
                                         ------------      -----------    -----------    ----------     -----------     ------------
      Total sources of net assets          62,277,387       38,523,006     42,852,630       956,056      18,383,698       74,968,239
                                         ------------      -----------    -----------    ----------     -----------     ------------

Application of net assets:
  Withdrawals                                 827,063          644,108        292,510     1,166,410       1,807,354       35,504,158
  Forfeited shares withdrawn from
   the Plan (Note 1)                                                                          5,545                            5,545
  Interest expense - Notes payable                                                                       11,275,298       11,275,298
  Management fees                               2,773              188          1,347         1,131           1,710          222,589
  Loss on opt-out election (Note 3)                                                                                        4,598,422
                                         ------------      -----------    -----------    ----------     -----------     ------------
      Total applications of net
       assets                                 829,836          644,296        293,857     1,173,086      13,084,362       51,606,012
                                         ------------      -----------    -----------    ----------     -----------     ------------
Increase (decrease) in net assets
 available for plan benefits              $61,447,551      $37,878,710    $42,558,773   $(  217,030)    $ 5,299,336       23,362,227
                                         ============     ============    ===========    ==========     ===========     ============
Net assets available for plan
 benefits:
  Beginning of year                                                                                                    $449,777,967
                                                                                                                       ------------
  End of year                                                                                                          $473,140,194
                                                                                                                       ============


       The accompanying notes are an integral part of these statements.

                      INLAND STEEL INDUSTRIES THRIFT PLAN
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

NOTE 1 -- DESCRIPTION OF THE PLAN:

The Inland Steel Industries Thrift Plan ("Plan") is a defined contribution profit sharing (thrift-savings) plan which is available to all salaried, nonbargaining unit employees of Inland Steel Industries, Inc. ("Company") and certain of its subsidiaries and affiliates (the Company, the subsidiaries, and its affiliates collectively referred to as "Employers"). The Plan, which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), was adopted effective January 1, 1975. In 1989, the Company amended the Plan to include an Employee Stock Ownership Plan ("ESOP"), effective January 1, 1990. As described below, the Plan was amended and restated as of July 1, 1993.

Employees electing to participate in the Plan may contribute up to fifteen percent of their base salary. Participants have the option of making contributions on a before-tax (limited to ten percent of base salary) and/or after-tax basis. The first five percent of participants' contributions (the "basic contribution") are matched as follows by the Employers: A participant that is an employee of the Company or its participating subsidiaries receives an allocation to his ESOP account of shares of Company Series E ESOP Convertible Preferred Stock ("Series E Preferred Stock") and, under certain circumstances, Company common stock, with a fair market value equal to such participant's basic contribution. Because employees of I/N Tek and I/N Kote (joint venture partnerships owned by subsidiaries of the Company and Nippon Steel Corporation) are not permitted by law to participate in the ESOP portion of the Plan, employer matching contributions for these employees are made in cash, which is then invested in Company common stock and credited to each participant's Inland Steel Industries Stock Fund ("Common Stock Fund") account. For purposes of determining the number of shares to be contributed to participant accounts, effective July 1, 1993, Company common stock is valued at the closing price per share on the New York Stock Exchange - Composite Transactions on the last day such stock was traded prior to the date of contribution. Previously, the common stock was valued at the average of the highest and lowest selling prices per share on the New York Stock Exchange -- Composite Transactions on the last day such stock was traded in the month for which the contribution was made. The Series E Preferred Stock is currently valued at $48.594 per share, as determined at least annually by an independent appraiser, plus accrued dividends.

Through June 30, 1993 participants were required to designate the investment of their contributions in integral multiples of twenty-five percent in any of the Fixed Income Investment Fund, the Equity Investment Fund or the Common Stock Fund. Effective July 1, 1993, participants can designate the investment of their contributions in integral multiples of 1% in any of the Fidelity Retirement Government Money Market Portfolio, Stable Value Fixed Income Fund, Fidelity U.S. Equity Index Portfolio, Fidelity Asset Manager, Fidelity Magellan Fund or the Inland Steel Industries Stock Fund. Individual participant accounts are maintained for each investment fund as well as for individual ESOP accounts to record participant contributions, employer matching contributions, investment appreciation or depreciation, dividends and interest income. Dividends on shares of Company common stock and Series E Preferred Stock that have been allocated to individual participant accounts are credited to participant accounts in the form of additional shares of stock.

Participants vest immediately in their contributions and the earnings thereon. Participants with less than five years of vesting service become vested in the Company's matching contributions twenty-four months after the contributions are made. Participants become immediately vested in all of the Company's matching contributions upon the completion of five years of vesting service or upon termination of employment due to a distributable event, such as retirement, death, disability or other events as set forth in the Plan. Upon termination of employment for reasons other than a distributable event, nonvested matching contributions are forfeited. Nonvested Company contributed Series E Preferred Stock and Company common stock shares that are forfeited are used to reduce future contributions by the Company. At December 31, 1994, 6,237 and 456 forfeited shares of Series E Preferred Stock and Company common stock, respectively, were held by the Plan for future matching contributions.

After a participant's shares of common stock contributed by the Company have been held for at least twenty-four months, the participant may elect to reinvest these shares in the Fidelity Retirement Government Money Market Portfolio, Stable Value Fixed Income Fund, Fidelity Asset Manager, Fidelity U.S. Equity Index Portfolio, or Fidelity Magellan Fund. Participants who have reached the age of fifty-nine and one-half years or who have become subject to certain distributable events may, at any time, transfer amounts allocated to their individual ESOP accounts or shares of common stock contributed by the Company to these other investment funds, subject to certain restrictions.

Participants may withdraw their contributions and the earnings thereon, subject to certain limitations set forth in the Plan. Certain withdrawals are subject to federal and state income taxes and penalties as required by the Internal Revenue Service ("IRS").

Participants may borrow up to fifty percent of or $50,000 of their vested balance, whichever is less (subject to certain limitations set forth in the Plan), excluding their investment in the Mutual Benefit Fund (see Note 3 - Mutual Benefit Fund), for terms not exceeding five years, subject to acceleration under certain circumstances. The interest rate charged on loans is based upon a nationally published prime rate in effect at the beginning of the month in which the loan application is accepted.

Participants are entitled to a distribution of all vested amounts upon termination of employment with the Company. Participants may elect to receive a lump sum payment or, under certain circumstances set forth in the Plan, installment payments, starting no later than April 1 of the year following the attainment of age seventy and one-half years. Participants receiving distributions from the Common Stock Fund or from their ESOP accounts may elect to receive such distributions in the form of whole shares of common stock, with fractional shares distributed in cash, or entirely in cash. Amounts attributable to a participant's interest in all other funds are distributed in cash.

Each participant has the right to confidentially direct the ESOP trustee to vote the shares of the Company's common stock and Series E ESOP Preferred Stock that have been allocated to the participant's accounts, whether or not vested. All undirected and unallocated shares are voted by the ESOP trustee in the same proportion as the shares actually directed by participants. All shares of Company stock in the Plan which are not allocated to participants' accounts will be tendered in proportion to the tender offer instructions made and deemed to be made by participants.

Description of the Series E Preferred Stock

Shares of Series E Preferred Stock entitle holders to cumulative annual dividends of $3.523 per share, payable semi-annually. The Series E shares are convertible at the option of the holder into shares of the Company's common stock on a one-for-one basis, subject to certain adjustments. The Company may, at its option, redeem all or any portion of the Series E Preferred Stock at specified prices, but not less than $48.594 per share, plus all accrued and unpaid dividends to the redemption date. Holders of Series E Preferred Stock would be entitled to preference on distribution of Company assets over holders of Company common stock or any other class or series of stock junior to the Series E Preferred Stock.

Administration

The Plan is administered by the Inland Steel Industries Thrift Plan Committee ("Committee"), which consists of certain officers of the Company appointed by the Company's Board of Directors. Through June 30, 1993, the Committee members were also designated as Trustees of the Plan and the Equitable Life Assurance Society of the United States ("Equitable") and State Street Bank and Trust Company ("State Street") acted as investment managers of the Equity Investment Fund and Fixed Income Investment Fund, respectively. The Harris Trust and Savings Bank ("Harris Bank") is the trustee of the Common Stock Fund and ESOP Preferred Stock Fund.

The Plan was amended and restated effective July 1, 1993 to, among other things, provide for a new trustee and investment manager and to change certain investment options and operations of the Plan. The Board of Directors of the Company appointed Fidelity Management Trust Company ("Fidelity") as a Trustee under the Plan with responsibility for administering, holding and investing certain assets of the Plan. Harris Bank has continued as the trustee of the Common Stock Fund and ESOP Fund. Effective July 1, 1993, all amounts in the Equity Investment Fund were transferred from Equitable to the Fidelity U.S. Equity Index Portfolio fund and all amounts in the Fixed Income Investment Fund were transferred from State Street to the Fidelity Stable Value Fixed Income Fund. During a Transition Period of July 1, 1993 to September 10, 1993, investments, withdrawals, loans and distributions under the Plan were subject to certain rules and restrictions adopted by the Committee, including the temporary suspension of loans, withdrawals, distributions and changes in investment elections relating to contributions and account balances. Effective July 1, 1993, the following additional investment options became available to participants: the Fidelity Retirement Government Money Market Portfolio, the Fidelity Asset Manager Fund and the Fidelity Magellan Fund. The costs of certain administrative and investment services to be provided by Fidelity will be paid from participants' accounts or assets within the appropriate investment option, as applicable.

This description summarizes major provisions of the Plan and is provided for general information purposes only. It does not cover all provisions, limitations and exclusions of the Plan. A full copy of the Plan and additional information about the Plan may be requested from the Plan Administrator.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of accounting

The Plan's financial statements have been prepared on the accrual basis of accounting.

Investments and investment income

Investments in Inland Steel Industries common stock are valued at the last reported sales price on the last business day of the year. Inland Steel Industries Series E Convertible Preferred Stock is currently valued at $48.594 per share, as determined at least annually by an independent appraiser, plus accrued dividends.

The Stable Value Fixed Income Fund consists of unallocated investment contracts with various insurance companies and pooled investment funds held by Fidelity. The unallocated investment contracts earned a fixed rate of return ranging from
2.00 percent to 9.37 percent in 1994 and 1993 and are stated at contract value plus interest earned to date. The pooled investment funds, which consist of money market funds, are valued at cost plus interest earned to date, which approximates market.

See Note 3 and Note 4 for a description of the accounting treatment with respect to the Mutual Benefit Fund and the Confederation Life contract, respectively.

The Fidelity U.S. Equity Index Portfolio is a pooled investment fund which invests in various common stocks. The net assets of this fund are valued at the closing market price on the last business day of the year for the individual securities held in the portfolio.

The Fidelity Retirement Government Money Market Portfolio consists of short term obligations issued or guaranteed by the U.S. Government. The assets in the fund are stated at cost plus interest, which approximates market value.

The Fidelity Asset Manager Fund is an asset-allocation fund which consists of a mix of short-term instruments, bonds and equities. The net assets of the fund are valued at the closing market price on the last business day of the year for the individual assets held in the portfolio.

The Fidelity Magellan Fund consists of common stock and securities that are convertible into common stock. The net assets of the fund are valued at the closing market price on the last business day of the year for the individual assets held in the portfolio.

Realized gains and losses on investment transactions are calculated using the current value method. Under the current value method, realized gains and losses on investments sold are calculated as sales proceeds less an adjusted cost representing current value at the beginning of the year or acquisition cost if acquired during the year.


In accordance with the policy of stating investments at fair market value, the net unrealized appreciation or depreciation of the market value of investments for the year, if any, is reflected in the Statement of Changes in Net Assets Available for Plan Benefits. Unrealized gains or losses are calculated as the current value of investments held at the end of the year less their current value at the beginning of the year or acquisition cost if acquired during the year.

Interest income is accrued as earned, and dividend income is recorded as of the record date.

Contributions and withdrawals

The Employers must contribute, at a minimum, an amount at least equal to the principal and interest payments due on the Notes Payable of the ESOP Trust less any preferred dividends (see Note 6 - Notes Payable). Since these contributions are used for payments of principal and interest, they are not allocated to participants' accounts. Contributions are recorded in the period accrued by the Company.

Withdrawals and transfers are valued as of the close of the business day in which they occur.

Administrative expenses

Through June 30, 1993, investment management fees for the Fixed Income Investment Fund and the Equity Investment Fund were paid by the Plan. All other management fees and all administrative expenses of the Plan were paid by the Company. With the transition to Fidelity, certain trustee fees, certain recordkeeping fees and the investment management fees of all funds except the ESOP Fund and the Common Stock Fund are paid by the Plan. All other management fees and administrative expenses of the Plan are paid by the Company.

NOTE 3 -- MUTUAL BENEFIT FUND:

The Plan maintains an unallocated investment contract with

Mutual Benefit Life Insurance Company ("Mutual Benefit"). This contract was initially purchased in January 1989 as an investment of the Fixed Income Investment Fund. The stated terms of the contract include an interest rate of
8.75 percent per annum, with interest paid annually each December 31, and scheduled maturities of fifty percent of the contract value at September 30, 1991 and the remaining balance of the contract value plus any unpaid interest at March 31, 1992.

On July 16, 1991, Mutual Benefit was placed under rehabilitation directed by New Jersey insurance regulators and policy withdrawals and redemptions were suspended pending completion of this plan. Consequently, none of the scheduled maturity payments of the Plan's contract with Mutual Benefit have been received. Interest on the contract through December 31, 1990 has been received.

In response to Mutual Benefit being placed under rehabilitation, the Plan was amended, effective July 1, 1991, to segregate the carrying value of the Mutual Benefit contract, including accrued interest determined in accordance with the terms of the Mutual Benefit contract through June 30, 1991, into a separate fund, called the Mutual Benefit Fund. The amount credited to each participant's Mutual Benefit account was equal to the participant's proportionate interest in the carrying value of the Mutual Benefit Fund at June 30, 1991. No contributions, withdrawals, loans or transfers to or from the Mutual Benefit Fund are permitted, except in certain circumstances as described below. Loans, withdrawals and transfers are limited to the participants' vested balances in the Plan, as defined by the Plan, excluding the participants' balances in the Mutual Benefit Fund.

In 1992, Mutual Benefit implemented an interim relief program to provide for payments related to death benefits, disability benefits, normal retirement benefits and hardship. Such payments are calculated based on various percentages applied to the balance of the Mutual Benefit Fund at the time such assets were frozen. During the years ended December 31, 1994 and 1993, amounts totaling $250,883 and $327,523, respectively, were transferred from Mutual Benefit to the Plan under this program. At December 31, 1994, $187,540 was held by the Mutual Benefit Fund for future distribution to participants. These amounts will be allocated to applicable participants' accounts on a pro rata basis upon distribution.

In November 1993, the Mutual Benefit rehabilitation plan was approved by the courts and in January 1994, the Plan was finalized. In accordance with the terms of the rehabilitation plan, during March 1994, Plan participants were given the option of withdrawing their interests in the Mutual Benefit Fund at a reduced value (the "opt-out election") or participating in the rehabilitation plan (the "opt-in election"). Such withdrawal payments were made in September 1994.

Participants choosing the opt-out election were paid 55% of the value of their interest at July 16, 1991, plus accrued interest on such amount to April 29, 1994 at a rate of 3.5%, less any interim relief benefit payments. Opt-out election payments were made to participants through a transfer to participant's Stable Value Fixed Income Fund accounts.

Participants choosing the opt-in election will be entitled to their full principal balance plus accrued interest, but will not receive any cash payments, except under certain circumstances, until after the end of the Rehabilitation Period on December 31, 1999. Opt-in participants will be credited with the contract interest rate of 8.75 percent for 1991, 4.0 percent for 1992 and 3.5 percent for both 1993 and 1994. Interest rates for future years will be determined annually based on the investment results of Mutual Benefit. Commencing in the year 2000, account balances attributed to opt-in participants are to be paid out in five equal annual installments. However, one or more of the installments may be extended up to an additional seven years if Mutual Benefit does not have sufficient liquidity. Principal and interest on the Mutual Benefit contract is reinsured by a group of insurance companies led by Metropolitan Life Insurance Company and Prudential Life Insurance Company.

It may be possible under the rehabilitation plan for the Plan to withdraw its participation in the Mutual Benefit contract, however the amounts to be received from such withdrawal would be based on the liquidation value of Mutual Benefit assets at that time. Mutual Benefit may also permit individual participant withdrawals for retired participants, certain hardships, death or disability. However, the availability and amount of such withdrawals can only be determined upon the submission of a request to Mutual Benefit and its subsequent review of that request.

Certain unsecured creditors of Mutual Benefit have challenged the rehabilitation plan. In the event the courts uphold these challenges, the rehabilitation plan could be amended and any such amendments could adversely affect the value of the Mutual Benefit Fund.

Subsequent to the 1993 plan year end, participants representing an aggregate amount of $10,218,715 (at July 16, 1991 contract value) elected to opt-out of the Mutual Benefit Fund. The resulting loss of $4,598,422 (45 percent of contract value) has been reflected in the accompanying financial statements as a reduction in the carrying value of the Mutual Benefit contract as of December 31, 1993. The carrying value of the portion of the Mutual Benefit contract related to the opt-in participants has not been reduced for any potential loss relating to this contract. At December 31, 1994, the carrying value of the Mutual Benefit Fund in the accompanying financial statements reflects the July 16, 1991 contract value, plus accrued interest through December 31, 1994 under the terms of the rehabilitation plan. The changes in the carrying value of the Mutual Benefit contract for the years ended December 31, 1994 and 1993 are summarized as follows:



                                                          Opt-in                  Opt-out                       Total
                                                          ------                  -------                       -----
July 16, 1991 contract value                             $11,616,146               $10,218,715                  $21,834,861
Loss on opt-out election                                       -                    (4,598,422)                  (4,598,422)
Interim relief benefit payments                             (363,005)                 (319,335)                    (682,340)
Accrued interest                                           1,324,266                   485,815                    1,810,081
                                                         -----------               -----------                  -----------
December 31, 1993 net book value                          12,577,407                 5,786,773                   18,364,180
                                                         -----------               -----------                  -----------
Opt-out election payments                                      -                    (5,775,438)                  (5,775,438)
Interim relief benefit payments                                -                       (76,640)                     (76,640)
Accrued interest                                             436,471                    65,305                      501,776
                                                         -----------               -----------                  -----------
December 31, 1994 net book value                         $13,013,878               $      -                     $13,013,878
                                                         ===========               ===========                  ===========

NOTE 4 - CONFEDERATION LIFE:

The Plan maintains an unallocated insurance contract with Confederation Life Insurance Company ("Confederation Life"). This contract was initially purchased as an investment of the Stable Value Fixed Income Fund in February 1993. The stated terms of the contract include an interest rate of 6.08 percent per annum, with interest paid annually each February, and a scheduled maturity of January 1, 1998.

In August 1994, following the placement of Confederation Life's Canadian operations under the regulatory control of the Canadian government, Michigan insurance regulators filed an order of rehabilitation against the U.S. Branch of Confederation Life Insurance Company. Michigan insurance regulators are working with Canadian authorities in supervising the rehabilitation, however, a plan has not been finalized.

In response to the seizure of Confederation Life, the trustee and investment manager of the Stable Value Fixed Income Fund (Fidelity) suspended the accrual of interest for the period August 12, 1994 to August 31, 1994 and, effective September 1,

1994, resumed interest accruals at an annual effective rate of 2.00 percent. The contract was not segregated from the Stable Value Fixed Income Fund and participants continue to have the right to make contributions, loans, transfers, and withdrawals to and from this fund.

The carrying value of the Confederation Life contract in the accompanying financial statements reflects the principal amount of the contract of $5,000,000 plus accrued interest of $174,323 for the year ended December 31, 1994, in accordance with the terms stated above. This carrying value represents Fidelity's best estimate of the fair market value of this contract based on the financial information available, historical precedents and discussions of likely outcomes with regulators and industry representatives.

Confederation Life's final rehabilitation plan may result in a reduction in the principal amount of the contract and/or a reduction in the related interest accrual. However, pending completion of the plan and a full appraisal of the fair value of Confederation Life's assets and liabilities, the amount of any potential loss on this contract cannot be reasonably estimated.

NOTE 5 - INVESTMENTS:

All unallocated investment contracts individually represent less than five percent of the Plan's net assets at December 31, 1994 and 1993.

NOTE 6 - NOTES PAYABLE:

In July 1989, the Company and Inland Steel Company ("ISC"), a wholly owned subsidiary of the Company, provided loans to the ESOP Trust of $146,913,160 and $3,086,800, respectively. The ESOP Trust used the proceeds of these loans to purchase 3,086,800 leveraged shares of Series E Preferred Stock from the Company. In September 1990, the ESOP Trust refinanced its loan from the Company through the private placement of notes totaling $146,913,160 with eighteen lenders. The notes are payable in semi-annual installments through July 2004, with an initial average interest rate of 8.65 percent per annum, and are guaranteed by Joseph T. Ryerson & Son, Inc., a wholly owned subsidiary of the Company. The note due to ISC was repaid in installments during 1990 and 1991.

Interest and principal payments made by the ESOP Trust are funded by dividends paid by the Company on leveraged shares of the Series E Preferred Stock and additional contributions made by the Company. From time to time, the Company elects to provide additional shares of nonleveraged Series E Preferred Stock to the ESOP Trust to cover employee matching requirements not covered by the release of shares through scheduled principal and interest payments by the ESOP Trust on its outstanding notes.

Cash held by the ESOP Trust at December 31, 1994 and 1993 of $5,316,152 and $5,308,994, respectively, was used for payment of principal and interest due on the Notes Payable of the ESOP Trust. The remaining cash held by the ESOP Trust of $626,687 and $518,877 at December 31, 1994 and 1993, respectively, was used to purchase additional shares of nonleveraged Series E Preferred Stock that were allocated to participants' accounts.

NOTE 7 - TAX STATUS OF THE PLAN:

On March 6, 1995, the IRS issued a favorable determination letter with respect to the qualified tax status of the Plan, as amended, as of March 23, 1993. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.


NOTE 8 - PLAN TERMINATION:

The Company anticipates that the Plan will continue, but reserves the right to terminate the Plan at any time. Upon termination of the Plan, all amounts allocated to the participants' accounts, including all employer matching contributions, shall vest immediately. If the ESOP loans are outstanding at the time of termination, they shall be repaid in full through sale of all unallocated shares of the Series E Preferred Stock and any remaining proceeds of such sale shall be allocated to participants' individual ESOP accounts in proportion to shares credited to their ESOP accounts. The Trustees shall then direct the method and manner of distribution of the Plan's assets to participants or their beneficiaries.